Exhibit 10(l)

CHURCH & DWIGHT CO., INC.

COMPENSATION PLAN FOR DIRECTORS

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

1. PURPOSE: Church & Dwight Co., Inc. (the “Company”) continues to face rapid changes in its markets and increasing complexity of its operations. The purpose of the Compensation Plan for Directors (the “Plan”) is to provide a program which will enable the Company to attract and retain well-qualified persons for service as members of the Company’s Board of Directors (the “Board”) and in so doing, more closely align the interests of the Directors with those of the stockholders through the ownership of Common Stock of the Company, par value $1.00 per share (the “Common Stock”), by Directors. The Plan is intended to encourage long-term ownership in the Company. An aggregate of 200,000 shares of Common Stock is reserved for issuance under the Plan. Such shares may be authorized and unissued shares or treasury shares.

2. EFFECTIVE DATE: The Plan was originally effective as of January 1, 1996. The Plan as amended and restated herein is effective with respect to Director’s compensation paid on or after January 1, 2005 (“Restatement Effective Date”).

3. ELIGIBILITY: All Directors of the Company who are not full-time employees of the Company are eligible to participate in the Plan (the “Participants”).

4. DETERMINATION OF FEES: In December of each year, the Board, pursuant to authority granted under Article III, Section 6 of the Company’s By-Laws, will establish Participant’s compensation for the next calendar year (the “Compensation Year”), both as to the annual retainer and meeting fees for regularly scheduled Board meetings and meetings of Committees of the Board.

5. DETERMINATION OF COMPENSATION IN COMMON STOCK: Beginning with the Compensation Year commencing on the Restatement Effective Date and for each Compensation Year thereafter, all compensation (i.e., the annual retainer and all Board and Committee meeting fees) paid to each Director for such Compensation Year, shall be calculated in shares of Common Stock. This calculation and all payments shall be made quarterly. The annual retainer amount determined under Section 4 shall be divided by four (“Quarterly Retainer”). The Quarterly Retainer shall be added to the Board and Committee meeting fees determined under Section 4 that relate to the same quarter (collectively, the “Total Quarterly Fee”). The Total Quarterly Fee shall be divided by the price of a share of Common Stock as reported on the New York Stock Exchange on the last trading day of such calendar quarter; provided, however, that in the case of the fourth calendar quarter, the first trading day following the Board’s regularly-scheduled meeting in December (“December Meeting”) shall be used. For the purpose of this calculation, fractional shares shall be counted as whole shares. (For example, assume that the fees for a Director, as determined under Section 4, are $16,000 for the annual retainer and $1,000 for each meeting attended, and there was one meeting in the first calendar quarter. The Total Quarterly Fee for such quarter would be $5,000. If the closing price of Common Stock on the last trading day in March is $27.22 per share, then the Total Quarterly Fee, calculated in terms of shares of Common Stock, would be 183.7 shares, rounded to 184 shares).

6. CASH OPTION, ISSUANCE OF COMMON STOCK: Notwithstanding anything in Section 5 to the contrary, on or following each December Meeting (including the 2004 December Meeting), each Participant shall elect with respect to the next-following Compensation Year whether instead of receiving payments in all shares of Common Stock, he or she shall instead receive payment of the Total Quarterly Fee hereunder 50% in cash and 50% in shares of Common Stock. With respect to a Participant that has elected to receive 50% of the Total Quarterly Fee in cash, the calculation described in Section 5 shall be made with respect to only one-half of the Total Quarterly Fee, and the remainder of such Total Quarterly Fee shall be paid in cash. The election under this Section 6 shall be made by providing written notice to the Company’s Secretary not later than five (5) calendar days following the December Meeting. In the event notice is not received by the Secretary by such date then the Participant shall receive his or her compensation entirely in Common Stock. Any Participant who is a director with respect to one Compensation Year, but was not a director with respect to the immediately prior Compensation Year shall be permitted within 30 days of becoming a director to make the election described in this Section 6 with respect to the retainer and other fees to be paid for such year. The shares of Common Stock and cash compensation, if any, shall be remitted to each Participant as soon as practicable following the end of each calendar quarter; provided, however, that, in the case of the fourth calendar quarter, such shares and cash shall be remitted as soon as practicable following the December Meeting (but no later than December 31 of such Compensation Year).

7. RIGHTS NOT TRANSFERABLE: The rights of a Participant under the Plan are not transferable by a Participant other that pursuant to the laws of descent and distribution as provided herein.

8. ADMINISTRATION: The Plan shall be administered, and the provisions interpreted, by a committee of at least three persons (all of whom shall be persons not eligible to participate in the Plan and thereby disinterested) having full authority to act (the “Committee”). The members of the Committee shall be the Chief Executive Officer, the Vice President Finance and the Secretary of the Company. The Committee shall record its proceedings under the Plan.

9. AMENDMENT OF THE PLAN: The Board may, at any time, or from time to time, change or amend this Plan, as is deems advisable; provided, however, no amendment to the Plan shall be made without approval of the Company’s stockholders if the effect of such amendment would be to (a) increase the number of shares reserved for issuance hereunder; (b) change the requirements for eligibility hereunder or (c) materially modify the method for determining the number of shares to be granted hereunder.

10. TERMINATION OF THE PLAN: This Plan may be terminated at any time, at the discretion of the Board.

11. GOVERNING LAW: This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of Delaware.